FOR IMMEDIATE RELEASE

At Johnson Outdoors Inc.
David Johnson                        Cynthia Georgeson
VP & Chief Financial Officer                 VP - Worldwide Communication
262-631-6600                            262-631-6600

JOHNSON OUTDOORS INC. ANNOUNCES
FISCAL 2006 SECOND QUARTER RESULTS

RACINE, WISCONSIN, May 3, 2006……Johnson Outdoors Inc. (JOUT:NASDAQ), a leading global outdoor recreation company, today announced net sales of $107.4 million for the second quarter ended March 31, 2006, an increase of 1% compared to $106.2 million for the prior year quarter. Net earnings were $0.46 per diluted share compared to $0.54 per diluted share in the prior year quarter.

SECOND QUARTER RESULTS
Second quarter sales reflect initial shipments to customers in anticipation of the primary consumer retail selling period for the Company’s seasonal outdoor products. Significant gains in the Marine Electronics and Watercraft business units were offset by anticipated declines in military sales and lower European Diving sales. Excluding the anticipated $3.7 million decline in military sales, total Company net sales would have increased $4.9 million. Key changes included:

▪
Marine Electronics sales grew more than 9% driven by Humminbird® and the acquisition of the Cannon® and Bottomline® brands completed on October 3, 2005, which added a combined $3.3 million in net sales to the unit during the quarter.

▪	Watercraft sales were more than 6% ahead of the last year’s second quarter results due to continued strength of Old Town® and Ocean Kayak® brands.
▪	Diving revenues declined 11% due in large part to unfavorable currency translation and lower sales in the European region. Excluding the currency impact, Diving revenues would have declined 5.3%.
▪
Outdoor Equipment revenues decreased 11% due almost entirely to a 28% decline in military sales from the prior year quarter. Consumer camping benefited significantly this quarter from first-time specialty market sales.

Total Company operating profit of $8.3 million in the second quarter was slightly below operating profit of $8.4 million in the prior year quarter due to the following factors:

▪
Lower profits in Marine Electronics due to pacing of current year orders resulting in a short-term unfavorable product mix; continued weakness in Northern Tier boat markets; rising commodity costs; and increased investment in marketing, sales and R&D initiatives.

▪	Significant increases in commodity costs.
▪	Lower sales in European Diving.
▪	Reduced overhead costs at corporate and operational levels.

Net income was $4.2 million, or $0.46 per diluted share, for the quarter versus $4.7 million, or $0.54 per diluted share, in the prior year quarter. Net income and operating profit were affected by the same previously stated factors. Also, the Company incurred pretax currency losses of $0.2 million this quarter compared to pretax currency gains of $0.6 million during the same period last year. The Company’s tax rate for the second quarter is favorable compared to the same period last year and consistent with expectations for the full year.

“Marine Electronics continues to be a growth engine, with our Watercraft business picking up steam as we move into the critical consumer retail season. Importantly, we are benefiting from our investments in new product innovation, with revenue growth in our core brands out-pacing the projected decline in military sales,” observed Helen Johnson-Leipold, Chairman and Chief Executive Officer. “An ongoing emphasis on disciplined cost-control measures and improved operational efficiency has helped to reduce the impact of rising commodity prices and freight charges on profitability. Our portfolio is stronger and better positioned for growth than ever, and we feel good about the future.”

YEAR-TO-DATE RESULTS
Net sales in the first six months of fiscal 2006 were $179.9 million versus $181.2 million in the same six-month period last year. Excluding the anticipated $8.3 million decline in military sales, total Company net sales would have increased $7.1 million. Key drivers in the year-to-date period were:
▪	The $8.3 million anticipated decline in military sales during the period.
▪	Unfavorable currency translation which reduced Diving sales by $2.1 million year-to-date.
▪	Cannon® and Bottomline® brands which added $4.4 million in year-to-date sales.

Total Company operating profit was $7.5 million during the first six months compared to $8.3 million during the prior year-to-date period, which included $2.0 million in costs associated with the terminated buy-out proposal. The primary drivers behind the unfavorable comparison were:
▪	The significant drop in military sales versus the prior year six-month period which resulted in the $1.8 million unfavorable comparison in Outdoor Equipment profits versus the prior year period.
▪
Lower profits in Marine Electronics due to pacing of current year orders resulting in a short-term unfavorable product mix; continued weakness in Northern Tier boat markets, rising commodity costs; and increased investment in marketing, sales and R&D initiatives.

Net income for the first six months of the year was $3.1 million, or $0.34 per diluted share, versus net income of $3.7 million, or $0.42 per diluted share, in the prior year six months.

OTHER FINANCIAL INFORMATION
The Company’s debt to total capitalization stood at 31% at the end of the fiscal second quarter versus 23% at April 1, 2005 as a result of short-term borrowings to meet higher working capital needs. Debt, net of cash and short-term investments, increased to $45.1 million at the end of this quarter versus $40.0 million at the end of the prior year quarter due to the acquisition of Cannon® and Bottomline® brands this fiscal year. Depreciation and amortization is $5.1 million year-to-date compared to $5.0 million last year-to-date. Capital spending totaled $4.0 million year-to-date, compared with $3.5 million in the prior year first six months.

“Increased working capital resulted primarily from higher-than-expected receivables from the U.S. military, along with incremental inventory associated with the Cannon®/Bottomline® acquisition. We expect to manage down both working capital and short-term debt balances as the season progresses,” said David W. Johnson, Vice President and Chief Financial Officer.

MILITARY UPDATE
The quarterly decline in military sales is consistent with the Company’s stated expectations throughout fiscal 2004 and 2005. On April 25, 2006, the Company announced the receipt of two (2) new orders for its Modular General Purpose Tent Systems (MGPTS) totaling $5.5 million. At this time, the Company expects fiscal 2006 military sales to be in the $35-$40 million range.

INNOVATION UPDATE
Johnson Outdoors delivers meaningful innovation to the outdoor recreation marketplace driven by unique consumer insights. The Company’s new product designers utilize sophisticated, rapid-prototyping technology to ensure continuous consumer feedback from product concept to commercialization. Smart innovation delivers meaningful results, with new products this quarter representing about one-third of total Company net sales, led by the performance of new products from Marine Electronics and Watercraft business units, such as:

▪
The new Minn Kota® 15 amp series of battery chargers offering the highest output and fastest recharge available, with a new industrial design housing for easy drop-in mounting to enhance the appeal in the OEM channel (boat manufacturers). The new MK 230, MK 345 and MK 460 chargers are driving double-digit growth in charger sales this year.

▪
The Ocean Kayak™ Prowler™ series continues to grow in size and popularity, with the Prowler™ Big Game™ featuring a unique, flat foot-well area for standing or kneeling, and covered cockpit storage. The Ocean Kayak™ Venus™ 11 and the Necky® Eliza™ are the newest “designed for women” kayaks targeting the fast-growing female paddler segment. New products represent more than half of Ocean Kayak™ sales this year and more than two-thirds of Necky® sales.

WEBCAST
The Company will host a conference call and audio web cast on Wednesday, May 3, 2006 at 10:00 a.m. Central Time. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay will also be available on Johnson Outdoors' home page, or by dialing (888) 286-8010 or (617) 801-6888 and providing confirmation code 59171752. The replay will be available through May 10, 2006 by phone and for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.
Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The Company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Escape® electric boats; Minn Kota® motors; Cannon® downriggers; Humminbird®, Bottomline® and Fishin’ Buddy® fishfinders; Scubapro® and UWATEC® dive equipment; Silva® compasses and digital instruments; and Eureka!® tents.

Visit us on line at http:// www.johnsonoutdoors.com

SAFE HARBOR STATEMENT
Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company’s success in implementing its strategic plan, including its focus on innovation; actions of companies that compete with the Company; the Company’s success in managing inventory; movements in foreign currencies or interest rates; the Company’s success in restructuring of its European Diving operations; unanticipated issues related to the Company’s military sales; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; events related to the terminated Buy-Out transaction; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

- - - FINANCIAL TABLES FOLLOW - - -

JOHNSON OUTDOORS INC.
(thousands, except per share amounts)
Operating Results	THREE MONTHS ENDED		SIX MONTHS ENDED
	March 31 2006	April 1 2005	March 31 2006	April 1 2005
Net sales	$107,374	$106,168	$179,937	$181,150
Cost of sales	63,033	60,394	106,167	105,104
Gross profit	44,341	45,774	73,770	76,046
Operating expenses	36,070	37,376	66,310	67,722
Operating profit	8,271	8,398	7,460	8,324
Interest expense, net	1,218	1,027	2,120	2,118
Other (income) expense, net	222	(603)	293	(721)
Income before income taxes	6,831	7,974	5,047	6,927
Income tax expense	2,657	3,236	1,968	3,221
Net income	$4,174	$4,738	$3,079	$3,706
Basic earnings per common share	$0.46	$0.55	$0.34	$0.43
Diluted earnings per common share	$0.46	$0.54	$0.34	$0.42
Diluted average common shares outstanding	9,127	8,776	9,135	8,777
Segment Results
Net sales:
Marine electronics	$51,572	$47,141	$81,546	$74,991
Outdoor equipment	18,514	20,868	33,037	39,719
Watercraft	20,244	19,011	32,528	31,077
Diving	17,119	19,243	32,937	35,568
Other/eliminations	(75)	(95)	(111)	(205)
Total	$107,374	$106,168	$179,937	$181,150
Operating profit (loss):
Marine electronics	$8,445	$9,214	$10,861	$12,101
Outdoor equipment	2,970	3,060	4,618	6,467
Watercraft	(1,140)	(964)	(3,631)	(3,783)
Diving	969	1,450	1,035	1,314
Other/eliminations	(2,973)	(4,362)	(5,423)	(7,775)
Total	$8,271	$8,398	$7,460	$8,324
Balance Sheet Information (End of Period)
Cash and short-term investments			$31,710	$11,338
Accounts receivable, net			99,367	89,141
Inventories, net			73,664	69,411
Total current assets			219,858	187,533
Total assets			321,387	286,238
Short-term debt			56,000	13,488
Total current liabilities			123,350	72,600
Long-term debt			20,800	37,800
Shareholders’ equity			169,341	168,447

5